Exhibit 99.1

Hot Topic, Inc. Announces the Appointment of John Kyees to Its Board of Directors

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--March 22, 2012--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today that John Kyees has joined its board of directors and will serve as a member of its Audit Committee. The company now has nine directors on its board.

Mr. Kyees brings extensive financial and operational leadership experience to the Hot Topic board. Mr. Kyees has over 23 years of experience as a chief financial officer for specialty retailers including, most recently, seven years as the chief financial officer for Urban Outfitters, Inc. Mr. Kyees is currently a director and member of the audit committees of three other publicly-traded specialty retailers: Casual Male Retail Group, Inc., Teavana Holdings, Inc., and Vera Bradley, Inc. Mr. Kyees graduated from the University of Kansas with a B.S. in Business Administration and from the University of Detroit with an M.B.A.

Ms. Harper, Chairman of the Board and CEO of Hot Topic, said about the announcement, “We are thrilled to add someone of John Kyees’ caliber to our board. In addition to his financial expertise, he brings to the board a knowledge of retail strategies and the teen retail market. He will be an especially important addition to our Audit Committee.”

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of January 28, 2012, the company operated 628 Hot Topic stores in all 50 states, Puerto Rico and Canada, 148 Torrid stores, and Internet stores hottopic.com and torrid.com.

CONTACT:
Hot Topic, Inc., City of Industry, Calif.
Jim McGinty, CFO
626-839-4681 x2675